Exhibit 21

Registrant and Subsidiaries of the Registrant

                                                      Percent of Voting
                                        State of      Securities Owned
                                      Incorporation       By the Registrant

Coachmen Industries, Inc. (Registrant)   Indiana

The Lux Co., Inc.                        Indiana             100%
Michiana Easy Livin' Country, Inc.       Indiana             100%
All American Homes, Inc.                 Indiana             100%
Clarion Motors Corporation               Indiana             100%
Coachmen Foreign Sales Corporation  U.S. Virgin Islands      100%
Viking Recreational Vehicles, Inc.       Michigan            100%
Northwoods RV Country, Inc.              Michigan            100%
Georgie Boy Mfg., Inc.                   Indiana             100%
Coachmen Industries of Texas, Inc.         Texas             100%
Coachmen Industries of Oregon, Inc.       Oregon             100%
Coachmen Industries of California, Inc. California           100%
Freeway Easy Livin' Country, Inc.       California           100%
Gulf Coast Easy Livin' Country, Inc.      Florida            100%
VFP Composites, Inc.                      Florida            100%
Rover, Inc.                                 Ohio             100%
All American Homes of Iowa, Inc.            Iowa             100%
Southern Ambulance Builders, Inc.         Georgia            100%
Colfax Country RV, Inc.                North Carolina        100%
All American Homes of
     North Carolina, Inc.              North Carolina        100%
All American Homes of Tennessee, Inc.     Tennessee          100%
All American Homes of Ohio, Inc.            Ohio             100%